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                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                ________________

                                  SCHEDULE 13G
                                 (Rule 13d-102)


            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c) AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)
                              (Amendment No. __)*


                            BKF Capital Group, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   05548G102
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 April 18, 2006
--------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
                               Schedule is filed:
                               [ ]  Rule 13d 1(b)
                               [X]  Rule 13d 1(c)
                               [ ]  Rule 13d 1(d)


                                  Page 1 of 5

                    ---------------------------------------

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.


The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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                                  SCHEDULE 13G
-------------------------                                ---------------------
| CUSIP No.  05548G102  |                                | Page 2 of 5 Pages |
-------------------------                                ---------------------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
1
      Lloyd I. Miller, III   ###-##-####
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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)       [ ]
2
                                                                (b)       [ ]
--------------------------------------------------------------------------------
        SEC USE ONLY
3

--------------------------------------------------------------------------------
        CITIZENSHIP OR PLACE OF ORGANIZATION
4
        United States
-------------------------------------------------------------------------------
                  SOLE VOTING POWER
              5
                  377,400
   NUMBER     ------------------------------------------------------------------
     OF           SHARED VOTING POWER
   SHARES     6
BENEFICIALLY      92,900
  OWNED BY    ------------------------------------------------------------------
    EACH          SOLE DISPOSITIVE POWER
 REPORTING    7
   PERSON         377,400
    WITH      ------------------------------------------------------------------
                  SHARED DISPOSITIVE POWER
              8
                  92,900
--------------------------------------------------------------------------------
        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9
        470,300
--------------------------------------------------------------------------------
        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                             [ ]
--------------------------------------------------------------------------------
        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
        5.7%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON

        IN-IA-OO**
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


** See Item 4.


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                                                                     Page 3 of 5


Item 1(a).   Name of Issuer:                      BKF Capital Group, Inc.

Item 1(b).   Address of Issuers's Principal       One Rockefeller Plaza
             Executive Offices:                   New York, New York 10020

Item 2(a).   Name of Person Filing:               Lloyd I. Miller, III

Item 2(b).   Address of Principal Business        4550 Gordon Drive, Naples,
             Office or, if None, Residence:       Florida 34102

Item 2(c).   Citizenship:                         U.S.A.

Item 2(d).   Title of Class of Securities:        Common Stock

Item 2(e).   CUSIP Number:                        05548G102

Item 3.      IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b) OR 13d-2(b) or
             (c), CHECK WHETHER THE PERSON FILING IS A:

             Not Applicable, this statement is filed pursuant to 13d-1(c)

Item 4. OWNERSHIP: The reporting person has sole voting and dispositive power with respect to 377,400 of the reported securities as (i) a manager of a limited liability company that is the general partner of a certain limited partnership, and (ii) the custodian to accounts set up under the Florida Uniform Gift to Minors Act. The reporting person has shared voting and dispositive power with respect to 92,900 of the reported securities as an investment advisor to the trustee of a certain family trust.

             (a)     470,300

             (b)     5.7%

             (c)     (i) sole voting power:         377,400

                     (ii) shared voting power:       92,900

                     (iii) sole dispositive power:  377,400

                     (iv) shared dispositive power:  92,900

Item 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

             Not Applicable

Item 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:


             Persons other than Lloyd I. Miller III, have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the reported securities.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

             Not Applicable










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                                                                     Page 4 of 5

Item 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

             Not Applicable

Item 9.      NOTICE OF DISSOLUTION OF GROUP:

             Not Applicable

Item 10.     CERTIFICATION:

             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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                                                                  Page of 5 of 5

                                   SIGNATURE
                                   ---------


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.







Dated: April 25, 2006                         /s/ Lloyd I. Miller, III
                                              -------------------------------
                                                  Lloyd I. Miller, III